EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-107790 on Form S-4 of Speedway Motorsports, Inc. of our report dated February 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002), appearing in the Annual Report on Form 10-K of Speedway Motorsports, Inc. for the year ended December 31, 2002, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina

August 25, 2003